Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS SECOND QUARTER FISCAL 2016 EARNINGS

SALES OF $2.3 BILLION
REPORTED EPS OF $2.49 FROM CONTINUING OPERATIONS (DILUTED)1

PORTLAND, Oregon - October 22, 2015 - Precision Castparts Corp. (NYSE:PCP) reported its results for the second quarter of fiscal 2016:

Consolidated PCC
(Unaudited; in millions, except per share data)	Q2 FY16	Q2 FY15	Change
Sales	$2,287	$2,522	(9)%
Consolidated Operating Income	$548	$706	(22)%
Operating Income Margin	24.0%	28.0%	(400)	bp
Net Income from Continuing Operations[1]	$344	$468	(26)%
Earnings per Share - Continuing Operations (diluted)[1]	$2.49	$3.24	(23)%
1 Attributable to PCC

Large commercial aerospace demand remained solid during the second quarter, increasing approximately 2 percent over the same quarter last year. Regional/business jet sales were down modestly and military demand was down approximately 15 percent. Power markets remained the largest negative driver in the second quarter, with a 26 percent decline overall, reflecting a low-single digit IGT decline, but an approximately 50 percent decline in the non-IGT oil & gas and pipe markets. Contractual pass-through and metal pricing had an approximately $20 million negative impact to sales.

Operating income fell 22 percent to $548 million, due to the negative impact of lower sales and pricing pressures in the oil & gas market, coupled with continued fastener destocking and operational challenges in the Airframe Products segment. The company also incurred approximately $6 million of expenses associated with the pending transaction with Berkshire Hathaway Inc.

Q2 FY16 Segment Results

Investment Cast Products
(Unaudited; in millions)	Q2 FY16	Q2 FY15	Change
Sales	$636	$631	1%
Operating Income	$233	$227	3%
Operating Margin	36.6%	36.0%	60	bp

•
Sales grew by 1 percent with approximately $3 million of lower contractual pass-through pricing year-over-year. Commercial aerospace sales increased 6 percent year-over-year and regional/business jet sales increased by approximately 15 percent, driven by solid demand on current aerospace platforms. Military shipments were lower by approximately 12 percent, reflecting timing of customer demand. IGT sales were down slightly with solid OEM demand offset by softness in aftermarket sales.

•
The segment's operating income increased 3 percent, and operating margins expanded by 60 basis points year over year from 36.0 percent to 36.6 percent, resulting from effective leverage of higher volumes.

Forged Products
(Unaudited; in millions)	Q2 FY16	Q2 FY15	Change
Sales	$905	$1,075	(16)%
Operating Income	$169	$266	(36)%
Operating Margin	18.7%	24.7%	(600)	bp

•
Sales declined by 16 percent, including the negative impact of approximately $16 million from metal prices and contractual pass-through pricing. Commercial aerospace sales grew by 4 percent and regional/business jet sales were higher, both due to solid demand. Military sales declined by approximately 15 percent due to similar dynamics as Investment Cast Products. Power sales decreased by nearly 50 percent, primarily due to the lower oil & gas and pipe demand, coupled with lower general industrial sales as a second-derivative impact of lower oil prices and weak overall demand through distribution channels.

•
Operating income dropped by 36 percent, while operating margins fell 600 basis points to 18.7 percent as a result of negative volume leverage, weaker pricing in oil & gas markets and scheduled maintenance outages and the extended outage on a critical asset in the United Kingdom.

Airframe Products
(Unaudited; in millions)	Q2 FY16	Q2 FY15	Change
Sales	$746	$816	(9)%
Operating Income	$191	$248	(23)%
Operating Margin	25.6%	30.4%	(480)	bp

•
Sales declined by 9 percent, driven by lower aerospace and general industrial sales. Commercial aerospace was modestly lower, driven by continued inventory management efforts by key fastener customers. Aerostructures demand declined versus the prior year’s rapid growth due to the disruptive impact of new programs moving out of development and into production. Regional/business jet and military sales were also lower by double digits, primarily reflecting difficult year-over-year comparisons and lower military demand. The segment remains focused on delivering to its customers’ demand in support of the next generation of commercial aerospace programs, and is well-positioned with multi-year contracts in place.

•
Operating income fell by 23 percent, and operating margins decreased 480 basis points from 30.4 percent to 25.6 percent, reflecting lower volumes and product mix, coupled with higher costs associated with new product introductions.

In light of the announced transaction with Berkshire Hathaway Inc., the Company will not hold a conference call for its     quarterly results for the second quarter, and will not be issuing any updates to its annual guidance.

##

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing complex structural investment castings and forged components for aerospace markets, machined airframe components, and highly engineered, critical fasteners for aerospace applications, and in manufacturing airfoil castings for the aerospace and industrial gas turbine markets. PCC also is a leading producer of titanium and nickel superalloy melted and mill products for the aerospace, chemical processing, oil and gas, and pollution control industries, and manufactures extruded seamless pipe, fittings, and forgings for power generation and oil and gas applications.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to the risk that the Merger with Berkshire is delayed or will not be completed and the resulting effect thereof on our future business, financial results and the price of our common stock; the effect the expenses related to the Merger may have on our operating results; the effect of business uncertainties and contractual restrictions while the Merger is pending; fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing, and market acceptance of new commercial and military programs, and our ability to accelerate production levels to meet order increases on new or existing programs in a timely fashion; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; changes in inventory valuations; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; fluctuations in oil & gas prices and production; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and the implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
##

Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$2,287	$2,522	$4,699	$5,042
Costs and expenses:
Cost of goods sold	1,572	1,658	3,197	3,285
Selling and administrative expenses	167	158	335	314
Interest expense	33	17	53	34
Interest income	(1)	(1)	(2)	(2)
Total costs and expenses	1,771	1,832	3,583	3,631
Income before income tax expense and equity in loss of unconsolidated affiliates	516	690	1,116	1,411
Income tax expense	(169)	(220)	(366)	(457)
Equity in loss of unconsolidated affiliates	(2)	(1)	(5)	(1)
Net income from continuing operations	345	469	745	953
Net loss from discontinued operations	(1)	(1)	(1)	(3)
Net income	344	468	744	950
Net income attributable to noncontrolling interests	(1)	(1)	(2)	—
Net income attributable to Precision Castparts Corp. ("PCC")	$343	$467	$742	$950
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.50	$3.27	$5.39	$6.61
Net loss per share from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Net income per share	$2.49	$3.26	$5.38	$6.59
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.49	$3.24	$5.36	$6.57
Net loss per share from discontinued operations	(0.01)	—	(0.01)	(0.02)
Net income per share	$2.48	$3.24	$5.35	$6.55
Weighted average common shares outstanding:
Basic	137.5	143.3	137.8	144.1
Diluted	138.3	144.3	138.6	145.1
	Three Months Ended		Six Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Sales by Segment
Investment Cast Products	$636	$631	$1,268	$1,256
Forged Products	905	1,075	1,906	2,163
Airframe Products	746	816	1,525	1,623
Total	$2,287	$2,522	$4,699	$5,042
Segment Operating Income (Loss)[2]
Investment Cast Products	$233	$227	$470	$451
Forged Products	169	266	373	575
Airframe Products	191	248	409	490
Corporate expense	(45)	(35)	(85)	(73)
Consolidated segment operating income	548	706	1,167	1,443
Interest expense	33	17	53	34
Interest income	(1)	(1)	(2)	(2)
Income before income tax expense and equity in loss of unconsolidated affiliates	$516	$690	$1,116	$1,411

[1] Reported results for the three and six months ended September 28, 2014 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in loss of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	September 27, 2015	March 29, 2015
Cash and Debt Balances
Cash	$632	$474
Total Debt	$4,999	$4,587
Total PCC Shareholders' Equity	$11,476	$10,929

Working Capital Items[1]
Receivables, Net	$1,582	$1,710
Inventories	3,769	3,640
Accounts Payable	945	1,162
Total	$4,406	$4,188

	Three Months Ended
	September 27, 2015	September 28, 2014
Selected Cash Flow Items[1]
Depreciation and Amortization	$84	$78
Capital Expenditures	$(116)	$(103)
Acquisitions of Businesses, Net of Cash Acquired	$(238)	$(4)

	Three Months Ended
	September 27, 2015	September 28, 2014
Sales by Market[1]
Aerospace	74%	68%
Power	14%	18%
General Industrial & Other	12%	14%

[1] Reported results exclude discontinued operations.